Exhibit 99.1
The Genlyte Group Incorporated
10350 Ormsby Park Place, Suite 601
Louisville, KY 40223

News Release	For Immediate Release

Contact: William G. Ferko, CFO
(502) 420-9502

Genlyte Group Announces Acquisition of JJI Lighting Business

LOUISVILLE, KY, May 12, 2006 -- Genlyte Group (GLYT) announced that it has reached an agreement to acquire by way of merger JJI Lighting Group (JJI), headquartered in Greenwich, Connecticut. JJI is one of the largest privately held lighting fixture companies in the U.S. The company has a group of recognized niche lighting brands that will complement Genlyte’s current product offerings. Approximately 85% of JJI’s revenues result from architects, engineers and designers specifying JJI’s products. The merger is expected to be completed within the next three weeks. The purchase price for the transaction is expected to be $118.0 million plus liabilities for employee benefits, restructuring, and trade payables, less estimated debt liabilities of $76.4 million which will be eliminated at the closing.

JJI has 15 branded business units (13 based in the US and 2 in Europe) which focus on specification-grade products. Indoor lighting divisions include Alkco, Ardee, d’ac Lighting, Guth, Morlite, High-Lites, LAM, Nessen, Specialty, and Vista. Outdoor Lighting divisions include Allscape, Metrolux, and Quality. In addition, Hoffmeister Leuchten Gmbh located in Germany with a sister company in Sweden is included in the transaction. The U.S. accounts for 75% of JJI’s revenues. The company’s manufacturing base consists of six facilities in the U.S. and one in Germany and employs 650 people.

For the year ended December 31, 2005, JJI achieved net sales of $129.3 million and reported operating income of $11.9 million before restructuring and debt related costs. Pro forma 2005 EBITDA excluding nonrecurring restructuring costs, and costs for planned terminations of pensions and leases, is estimated to be $18.0 million.

Larry K. Powers, President and Chief Executive Officer of Genlyte Group commented, "We are pleased with the strategic benefits of this acquisition. This group of niche businesses will complement Genlyte’s current product offerings. In addition, it gives us an entry into Germany and Sweden and could be a base to build a further presence in Europe.

“We will continue to operate JJI as an independent division of Genlyte and all management, sales representation, and customers will remain in place. We will gain operational efficiencies through purchasing and working closely together with JJI’s management team to enhance production capabilities and lower cost.

“Annualized sales for JJI are forecasted to be slightly over $135 million this year. The transaction is expected to be slightly accretive to our earnings in 2006.”

Jim Haworth the current president of JJI will continue as the JJI division president and general manager reporting to Larry Powers, President, CEO, and Chairman of Genlyte. Chuck Florio the current JJI CFO will continue as the JJI division vice president of finance reporting to Jim Haworth.

JJI President, Jim Haworth stated, "This transaction is an excellent opportunity for the customers, reps, and employees, of JJI to be associated with one of the most highly respected commercial lighting business in North America."

Sagent Advisors Inc. served as financial advisor to Genlyte and provided a fairness opinion in connection with this transaction.

The Genlyte Group Incorporated (NASDAQ: GLYT) controls a 100% interest in Genlyte Thomas Group LLC, which is a leading manufacturer of lighting fixtures, controls, and related products for the commercial, industrial and residential markets. Genlyte Thomas sells lighting and lighting accessory products under the major brand names of Capri, Chloride Systems, Crescent, Day-Brite, Gardco, Hadco, Ledalite, Lightolier, Lightolier Controls, Lumec, Shakespeare Composite Structures, Stonco, Thomas Lighting, Vari-Lite, Wide-Lite, and Canlyte.

The statements in this report with respect to future results, future expectations, and plans for future activities and synergies may be regarded as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and actual results may differ materially from those currently expected. These forward-looking statements are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans to,” “estimates,” “projects,” or similar expressions. Such future results are subject to various risks, such as the ability of the Company to meet new business sales goals and realize desired price increases, fluctuations in commodity and transportation costs, slowing of the overall economy, changes in foreign currency translation rates, increased interest costs arising from a change in the Company’s leverage or change in rates, failure of the Company’s plans to produce anticipated cost savings, the outcome of pending litigation, the timing and magnitude of capital expenditures, as well as other risks discussed in the Company’s filing with the Securities Exchange Commission. The Company makes no commitment to disclose any revision to forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements.

For additional information about JJI Lighting please refer to the web site at: http://www.jjilightinggroup.com. For additional information about Genlyte please refer to the Company’s web site at: http://www.genlyte.com.